Exhibit 99.1

National Bank Holdings Corporation Announces
the Acquisition of Peoples, Inc.

–    Acquisition of attractive franchise enhances scale in NBH’s home markets

–    Stable, low-cost core deposit base (92% transaction deposits / 0.10% cost of deposits)

–    Adds complementary high-performing franchise-centric retail mortgage business

–    Accelerates NBH’s trajectory toward stated long-term financial goals

–    Strong EPS accretion with a tangible book value earn back of less than 3 years

–    Low execution risk owing to strong cultural fit coupled with NBH’s integration expertise

Greenwood Village, CO, June 26, 2017 – National Bank Holdings Corporation (NYSE: NBHC, “NBH” or the “Company”), the parent company of NBH Bank, and privately owned Peoples, Inc. (“Peoples”), the bank holding company of Colorado-based Peoples National Bank and Kansas-based Peoples Bank, jointly announced today that they have entered into a definitive agreement for NBH to acquire Peoples, building NBH’s scale in the home markets of the Colorado Front Range and the greater Kansas City region.

“The transaction with Peoples bolsters our presence in our home markets of the Colorado Front Range and the greater Kansas City region. More specifically, the acquisition provides a strong market position in the attractive Colorado Springs and Overland Park markets and expands our franchise into northern New Mexico. In addition, we believe Peoples brings us one of the strongest retail Mortgage Banking platforms based within a community bank. We expect this transaction will be strongly accretive and will accelerate NBH’s trajectory toward our financial targets,” said NBH CEO, Tim Laney.

The transaction adds approximately $865 million of assets, $483 million of loans held for investment and $719 million of deposits, as well as a complementary franchise-centric retail mortgage business, which originates over $1.0 billion of mortgage loans per year. Moreover, Peoples brings over 140 years of experience in serving its communities and the same dedication to common sense banking that has been at the core of NBH’s success.

“We believe that our companies are stronger together and that we share a common vision for delivering great returns by building quality relationships with our clients,” Mr. Laney added. “This merger will combine the best of both of our organizations and we look forward to welcoming Peoples’ terrific team of bankers to our company.”

Wint Winter Jr., Chairman and CEO of Peoples, added “We are very pleased to be joining NBH. Our family has built Peoples over the past 5 decades with a focus on caring for our customers, employees and the communities we serve. We found those same values at NBH and are proud to partner with the NBH family.”

Under the terms of the agreement, Peoples shareholders will receive approximately $36.3 million of cash consideration and approximately 3.4 million shares of NBH common stock, subject to certain potential adjustments. The transaction, which is expected to close in the fourth quarter, has a value of $143 million in the aggregate, based on NBH’s closing price of $31.55 on June 23, 2017. In addition, as part of the agreement, Peoples will divest or wind down its national mortgage business, operated out of its Kansas-based Peoples Bank by the end of 2017.

NBH expects the transaction to result in a high-teens accretion to earnings per share in the first full year of operations, less than a 5% dilution to tangible book value with an earn back period of less than 3 years, and an internal rate of return of approximately 20%.

The transaction has been unanimously approved by the Board of Directors of each company and is subject to normal regulatory approvals and other customary closing conditions. The required approval of Peoples’ shareholders has been obtained.

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor to NBH in connection with this transaction and Wachtell, Lipton, Rosen & Katz served as NBH’s legal counsel. The Capital Corporation served as financial advisor to Peoples in connection with this transaction and Lathrop Gage LLP served as Peoples’ legal counsel.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 86 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company's subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

About Peoples, Inc.

Peoples, Inc. has two bank subsidiaries, Peoples Bank, a Kansas state chartered commercial bank, and Peoples National Bank, a national association (the “Banks”). The Banks provide full banking services, including providing commercial, mortgage and consumer loans, to its customers located primarily in the communities of Colorado Springs, Fountain, Leadville, Monument and Woodland Park, Colorado, Lawrence, Louisburg, Ottawa, Overland Park, Stanley and Stillwell, Kansas, and Albuquerque, Red River and Taos, New Mexico.

Conference Call

Management will host a conference call to review the merger at 11:00 a.m. Eastern Time on Monday, June 26, 2017.  Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the conference ID of 44723096 and asking for the National Bank Holdings Corporation Conference Call.  A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through July 10, 2017, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 44723096.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value” and “tangible book value per share” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to its comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items (including items such as expected credit losses, stock-based compensation, acquisition- and disposition-related expenses, and restructuring costs) that would be difficult to predict with reasonable accuracy. For example, future expectations for credit losses depend on a variety of factors including general economic conditions that make estimation on a GAAP basis impractical. Similarly, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is also difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expenses. As a result, the Company does not believe that a GAAP reconciliation to forward-looking non-GAAP financial measures would provide meaningful supplemental information about the Company’s forward-looking measures.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as "anticipate," "believe," "can," "would," "should," "could," "may," "predict," "seek," "potential," "will," "estimate," "target," "plan," "project," "continuing," "ongoing," "expect," "intend" or similar expressions that relate to the Company's strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the "Risk Factors" referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to obtain regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the NBH and Peoples businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company's business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company's ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company's ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company's stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company's continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, whitney.bartelli@nbhbank.com